Exhibit 10.5
May 5, 2014
Stephen M. Briggs

Re:    Separation from Employment and Release
Dear Steve:
This letter agreement with release (“Agreement”) sets forth the agreement reached concerning the separation of your employment with Strategic Hotel Funding, LLC, including its current and former parents (including, but not limited to, Strategic Hotels and Resorts, Inc), subsidiaries and affiliated entities, and their respective current and former successors, predecessors, assigns, representatives, agents, attorneys, shareholders, partners, officers, directors and employees, both individually and in their official capacities (collectively, the “Company”).
1.Separation Date. The Company and you agree that your employment with the Company will end on June 30, 2014 (“Separation Date”). The Company will pay your base salary, less applicable withholdings and deductions, through the Separation Date. Additionally, the Company will provide you with a lump-sum payment, less applicable withholdings and deductions, which represents the value of your then accrued unused vacation days payable at the time of payment of the sums described in Paragraph 2 below. You acknowledge and agree that your employment with the Company ends for all purposes on the Separation Date.
2.    Additional Benefits. In addition to the payments set forth in Section 1 of this Agreement, in consideration for signing this Agreement and as may be set forth in that certain Agreement by and between you and the Company dated November 21, 2008 (the “2008 Agreement”), and in exchange for the promises, covenants and waivers set forth herein, the Company will provide you with:
a.    Cash: A one-time lump sum cash payment in the amount of $505,448.08, less applicable withholdings and deductions. This one-time lump sum payment constitutes twelve (12) months of your base salary, target bonus, health insurance costs, and a pro-rata target bonus for 2014, less applicable withholdings and deductions. This severance payment shall be payable after the Separation Date as described in Paragraph 8.
b.    Restricted Stock Units: 11,802 restricted stock units (“RSUs”) that are otherwise scheduled to vest over a twelve (12) month period after the Separation Date shall be accelerated to vest as of the Separation Date.

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c.    Performance Shares: The performance shares set forth below (which are the pro-rata of target amounts of such grants as of the Separation Date), shall remain eligible for vesting based on the Company’s actual performance through the relevant date established as the performance period under the terms of the Performance Share Program and the grant documents thereunder:

Grant Date	Pro-rata Amount based on June 30, 2014 separation (at Target)*	Performance Period
February 21, 2012	23,423	January 1, 2012 – December 31, 2014
February 26, 2013	12,309	January 1, 2013 – December 31, 2015
February 25, 2014	3,209	January 1, 2014 – December 31, 2016
*Actual number of shares to be earned based on performance period results.
d.    COBRA Continuation: Following the Separation Date, your entitlement to continue medical coverage under the benefit plans of the Company will be determined pursuant to the terms and conditions of the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (referred to as “COBRA coverage”). Your health care coverage under the Company’s group health plan will terminate on the last day of the month in which your Separation Date occurs. Thereafter, you will be provided an opportunity to continue health care coverage in accordance with COBRA. You and the Company agree that your separation is the “qualifying event” for purposes of COBRA and the period of continuation of medical coverage under this Agreement shall be applied against COBRA and any state law medical continuation obligations.
3.    Your Release of Claims. Except for breaches of this Agreement and/or claims that this Agreement was not entered into knowingly and voluntarily, for and in consideration of the severance payment, and the other promises, agreements and undertakings contained herein, you, and anyone claiming through you, including your spouse, issue, agents, representatives, guardians, assigns, dependents, heirs, executors, administrators, and attorneys, do hereby irrevocably waive, release, and discharge the Company, from any and all claims that you now have, may have or may assert to have, including, but not limited to, all claims arising from, growing out of, or in any way connected with, directly or indirectly, your employment relationship with the Company, or the separation of that relationship. Specifically, you agree and acknowledge that by signing this Agreement, you forever relinquish and waive all rights that you have had or now have (except any claims that cannot be waived by law), and arising through the date of this Agreement with respect to any and all actual or potential:
a.    claims against the Company based on the 2008 Agreement, any other contract, express or implied; the 2004 Incentive Plan; the Company’s Severance Program or policies; and any other Company program, policy or plan unless specifically preserved in this Agreement;

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b.    claims against the Company based upon alleged violation(s) of any statute, regulation, or ordinance, whether federal, state or local, or based on any other federal, state or local law, including but not limited to, any and all claims under the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §1001, et seq.; Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §2000e, et seq.; the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621, et. seq.; the Civil Rights Act of 1991, P.L. 102-166, 105 Stat. 1071, et seq.; 42 U.S.C. §1981; the Americans with Disabilities Act, 42 U.S.C. §12101, et seq.; the Family and Medical Leave Act, 29 U.S.C. §2601, et seq.; the Equal Pay Act, 29 U.S.C. §206(d), et seq.; the Illinois Human Rights Act, 775 ILCS §5/1-101, et seq.; the Illinois Personnel Record Review Act, 820 ILCS §40/0.01, et. seq.; and any other federal, state, or local laws touching upon the employment relationship;
c.    claims against the Company based upon the U.S. Constitution or any State Constitution;
d.    claims against the Company based on the common law, including, but not limited to, claims of personal injury, emotional and mental distress, injury to personal reputation, defamation (including libel or slander), denial or termination of employment in contravention of the common law or any federal, state, local or public policy, law or regulation; and
e.    claims against the Company based upon any theory of alleged equitable entitlement to relief.
You further agree and acknowledge that other than as set forth herein, you have received all wages, benefits, vacation pay, bonuses, and other compensation that the Company owes because of your employment, and that you have no claims, complaints, charges or other proceedings pending in court, administrative agency, commission or other forum relating directly or indirectly to your employment.
Nothing in this Agreement is intended to interfere with the protected right to file a charge or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission as set forth in Section 626(f)(4) of the Older Workers Benefit Protection Act. In addition, nothing in this Agreement is intended to limit or restrict any rights you may have to challenge the validity of this Agreement or whether this Agreement was entered into knowingly and voluntarily. You waive, however, your right to any monetary recovery should any agency pursue any claims on your behalf.
Nothing in this Section 3 shall apply to, or release the Company from any obligations the Company may have (if any) to indemnify you pursuant to its articles of incorporation, bylaws or other governing documents or from any obligations which the Company may have (if any) to provide coverage to you pursuant to its director and officer insurance policy with respect to your actions or omissions during your service as an officer of the Company.

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4.Confidential Information. You agree that:
a.Except as may be required by the lawful order of a court or agency of competent jurisdiction, or except to the extent that you have express authorization from the Company, you agree to keep secret and confidential indefinitely all non-public information (including, without limitation, financial information of the Company and its affiliates (including, without limitation, financial projections and valuations of the Company) concerning the Company and its affiliates which was acquired by or disclosed to you during the course of your employment with or negotiations for employment with the Company, and not to disclose the same, either directly or indirectly, to any other person, firm, or business entity (whether or not such person, firm, or business entity is subject to an agreement regarding the confidentiality of such information), or to use it in any way.
b.To the extent that any court or agency seeks to have you disclose confidential information, you shall promptly inform the Company, and you shall take such reasonable steps to prevent disclosure of confidential information until the Company has been informed of such requested disclosure, and the Company has an opportunity to respond to such court or agency. To the extent that you obtain information on behalf of the Company or any of its affiliates that may be subject to attorney-client privilege as to the Company’s attorneys, you shall take reasonable steps to maintain the confidentiality of such information and to preserve such privilege.
c.Nothing in the foregoing provisions of this Section 4 shall be construed so as to prevent you from using, in connection with your employment for yourself or an employer other than the Company or any of its affiliates, knowledge which is generally known (other than by reason of a violation of this Section) to persons of your experience in other companies in the same industry.
5.     Non-Disparagement. You agree that you will not make, issue or release any defamatory or derogatory statement or remark regarding the Company (including, without limitation, its affiliates, their officers, directors or employees). You agree to not disparage or criticize the Company or issue any communication, written or otherwise, that reflects adversely on or encourages any adverse action against the Company except if testifying truthfully under oath pursuant to any lawful court order or subpoena or otherwise responding to or providing disclosures required by law.
6.    No Admission of Liability. You and the Company mutually understand and agree that this Agreement is and any payments made, or any covenants contained herein, are not to be construed and do not constitute any admission of fault, wrongdoing, responsibility, or liability on the part of the Company.
7.    Entire Agreement. You acknowledge and agree that no promise or inducement has been offered to you for signing this Agreement other than the promises contained herein and the consideration described in Paragraph 2, above; that this Agreement is signed by you without reliance upon any statement or representation of the Company, its attorneys or

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representatives, concerning the nature and extent of any possible claim(s); that this Agreement contains the entire agreement between you and the Company and supersedes any prior or contemporaneous oral or written statements or understandings; that the terms of this Agreement are contractual in nature and not a mere recital; and that you are legally competent to sign this Agreement and accept your full responsibility under it.
8.    Time to Consider, Revocation and Effective Date. You warrant, represent and agree that you know and understand the terms of this Agreement and the obligations and rights you are waiving and releasing under this Agreement; that you have had sufficient time to consider it before signing it; and that you know and understand the meaning and consequences of your signature on this Agreement. The “Effective Date” of this Agreement is the date of execution of this Agreement by you.
9.    Return of Company Property. Promptly following the Separation Date (but in no event later than ten business days following such date), you shall return to the Company all property of the Company and its affiliates in your possession or under your control; provided, however, you may retain any computing and communications equipment in your possession that belongs to the Company provided you cooperate with the Company to ensure that the Company shall have access to such computing and communications equipment to remove from such equipment all software, files and other information pertaining to your employment by the Company.
10.    Future Cooperation. You agree that you will assist and cooperate with the Company in connection with the defense or prosecution of any claim that may be made against or by the Company, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including testifying in any proceeding to the extent such claims, investigations or proceedings relate to services performed or required to be performed by you, pertinent knowledge possessed by you, or any act or omission by you, subject to reimbursement for reasonable out-of-pocket costs and expenses.
11.    Choice of Law. This Agreement is expressly made subject to the provisions of the applicable and valid laws, rules, regulations, and judicial and administrative decisions of the United States of America and the State of Illinois (excluding the conflict-of-law principles thereof), and if any provision(s) of this Agreement shall ever be invalidated or struck down because of a conflict with any such laws, rules, regulations, or decisions, the invalidation shall affect said provision(s) only, and any and all provisions of this Agreement that are not so invalidated or struck down shall continue in full force and effect.
12.    Miscellaneous. This Agreement may be modified or amended only by a written instrument executed by you and the Company. It may not be amended, modified, changed or added to in any manner or fashion by oral statements, acts or conduct.

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13.    Knowledge and Understanding. You acknowledge that:
a.    You have been advised to consult with an attorney prior to executing this Agreement;
b.    If you have chosen not to consult with an attorney, or neglect to do so, you will be deemed to have knowingly and voluntarily waived this right;
c.    You have carefully read and fully understand all provisions of this Agreement prior to executing it;
d.    You acknowledge receipt of consideration in exchange for waiver of the rights and claims enumerated within this Agreement, excluding any rights or claims that may arise after the date you execute this Agreement; and
e.    You are fully aware of the rights you are waiving and releasing by executing this Agreement, including but not limited to age claims arising under The Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq.
14.    Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be interpreted and construed consistently with such intent. The payments to you pursuant to this Agreement are also intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4). In the event the terms of this Agreement would subject you to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company and you shall cooperate diligently to amend the terms of the Agreement to avoid such 409A Penalties, to the extent possible; provided that in no event shall the Company be responsible for any 409A Penalties that arise in connection with any amounts payable under this Agreement.
YOU ACKNOWLEDGE THAT YOU HAVE READ THIS AGREEMENT, AND YOU DECLARE THAT, BY PLACING YOUR SIGNATURE BELOW, YOU FULLY UNDERSTAND AND ACCEPT ITS PROVISIONS IN THEIR ENTIRETY AND WITHOUT RESERVATION.
YOU EXPRESSLY ACKNOWLEDGE, REPRESENT, AND WARRANT THAT YOU HAVE READ THIS WAIVER AND RELEASE CAREFULLY; THAT YOU FULLY UNDERSTAND THE TERMS, CONDITIONS, AND SIGNIFICANCE OF THIS WAIVER AND RELEASE; THAT THE COMPANY HAS ADVISED YOU TO CONSULT WITH AN ATTORNEY CONCERNING THIS WAIVER AND RELEASE; THAT YOU HAVE HAD A FULL OPPORTUNITY TO REVIEW THIS WAIVER AND RELEASE WITH AN ATTORNEY; THAT YOU UNDERSTAND THAT THIS WAIVER AND RELEASE HAS BINDING LEGAL EFFECT; AND THAT YOU HAVE EXECUTED THIS WAIVER AND RELEASE FREELY, KNOWINGLY AND VOLUNTARILY.

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PLEASE READ CAREFULLY. THIS WAIVER AND RELEASE HAS IMPORTANT LEGAL CONSEQUENCES.

Date: May 5, 2014	/s/ Stephen M. Briggs Stephen M. Briggs
STRATEGIC HOTEL FUNDING, LLC

By:    /s/ Paula C. Maggio
     PAULA C. MAGGIO
Its: Executive Vice President and General Counsel